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Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
NYSE: SFI

News Release

COMPANY CONTACTS:

Catherine D. Rice Chief Financial Officer (212) 930-9400	Andrew C. Richardson Executive Vice President, Capital Markets (212) 930-9400	Erin C. Gatewood Associate, Investor Relations (212) 930-9400

FOR IMMEDIATE RELEASE

iSTAR FINANCIAL ANNOUNCES RECORD
QUARTERLY EARNINGS

  •
  Adjusted earnings per diluted common share increases to a record $0.78 for first quarter 2003 from $0.73 for first quarter 2002.

  •
  Quarterly dividend increases 5.2% to $0.6625 per share.

  •
  New financing activity totals $383 million.

  •
  Number of transactions completed during the quarter reaches new record.

  •
  First mortgages and investment grade corporate tenant lease transactions comprise 72% of first quarter financing commitments.

  •
  iStar Financial issues $150 million of unsecured Senior Notes due March 2008.

NEW YORK—April 24, 2003—iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings for the quarter ended March 31, 2003 were $0.78 per diluted common share, up from $0.73 per diluted common share for the quarter ended March 31, 2002. Adjusted earnings allocable to common shareholders for first quarter 2003 were $78.8 million on a diluted basis, compared to $65.7 million for first quarter 2002. Adjusted earnings represents net income to common shareholders, computed in accordance with GAAP, before depreciation, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle.

        Net income allocable to common shareholders for the first quarter was $58.2 million, or $0.58 per diluted common share, compared with $47.9 million, or $0.53 per diluted common share, in the first quarter of 2002. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

        In the first quarter of 2003, iStar Financial achieved a return on average book assets of 6.2% and a return on average common book equity of 18.8%, while leverage remained unchanged at 1.7x book equity. Net investment income for the quarter ended March 31, 2003 increased to a record $87.1 million, up 30.0% from $66.9 million for the first quarter of 2002. Net investment income represents interest income, operating lease revenue and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets, in each case as computed in accordance with GAAP.

        iStar Financial announced that during the first quarter, it closed 16 new financing commitments for a total of $383.2 million, of which $347.2 million was funded during the quarter. In addition, the Company funded $7.2 million under three pre-existing commitments and received $114.0 million in principal repayments. The Company's recent transactions continue to reflect its core business strategy of originating structured financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

        Jay Sugarman, iStar Financial's chairman and chief executive officer, stated, "This quarter we continued to build our portfolio diversification with a strong mix of custom-tailored transactions for high quality borrowers and corporate customers. We are very pleased with our ability to deliver excellent results in these times of economic and geopolitical turmoil. In terms of volume, diversity and number of transactions, we are well on our way to achieving our goals for 2003."

Selected Income Statement Data
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Net investment income	$87,050	$66,938
Other income	4,329	8,725
Non-interest expense	(23,526)	(19,862)

Net income before minority interest	$67,853	$55,801

Minority interest in consolidated entities	(39)	(40)
(Loss) income from discontinued operations	(125)	1,350
Gain from discontinued operations	264	—
Preferred dividends	(9,227)	(9,227)

Net income allocable to common shareholders and HPU holders(1)	$58,726	$47,884

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

Selected Balance Sheet Data
(In thousands)

	As of March 31, 2003	As of December 31, 2002
	(unaudited)
Loans and other lending investments, net	$3,247,631	$3,050,342
Corporate tenant lease assets, net	2,338,456	2,291,805
Total assets	5,874,359	5,611,697
Debt obligations	3,655,003	3,461,590
Total liabilities	3,759,092	3,583,816
Total shareholders' equity	2,112,687	2,025,300

Transaction Volume

        In the first quarter of 2003, iStar Financial generated $383.2 million in new financing commitments in 16 separate transactions. The Company also funded an additional $7.2 million under three pre-existing financing commitments and received $114.0 million in loan repayments. Of the Company's first quarter financing commitments, 72% represented first mortgages and investment-grade corporate tenant leasing transactions.

        During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 21.5% and 66.9%, respectively. This ratio represents the average beginning and ending points for the Company's lending exposure in the aggregate capitalization of the underlying properties or companies it finances.

        Mr. Sugarman commented, "With a record 16 transactions completed during the first quarter we continued to find attractive places to put our capital to work to meet our customer's financing needs and build diversification into our asset base. Increasingly, more of our customers are recognizing the unique level of service and flexibility that we provide to them, with over 50% of the dollar volume of this quarter's commitments made to repeat customers."

        Mr. Sugarman continued, "Our pipeline remains strong, and we are seeing increasing opportunities in our corporate and junior lending product lines. As we near the bottom of the real estate cycle we will seek to take advantage of the attractive risk/return characteristics of these businesses."

Capital Markets

        In March of 2003, iStar Financial issued at par $150 million of 7.00% unsecured Senior Notes due March 2008, and in April issued an additional $35 million of Senior Notes, bringing the aggregate principal amount of the Senior Notes to $185 million. The add-on Notes have identical terms to the Senior Notes issued in March, but were issued at 102.75% of their principal amount to yield 6.34% per annum. The Company used the net proceeds to repay existing unsecured indebtedness maturing in March and to repay secured revolving credit facilities.

        Catherine D. Rice, iStar Financial's chief financial officer, stated, "We are pleased with the number of new fixed income investors that participated in the offering and the market's recognition of our positive credit momentum. We are now, more than ever, committed to our goal of achieving investment grade status from Moody's and S&P."

        As previously announced during the first quarter of 2003, the Company extended the maturity of a $700 million secured credit facility to January 2007 from January 2005.

        Ms. Rice commented, "Our Company has always been proactive in managing debt maturities well in advance of actual maturity dates, and we now have no significant debt maturities until August 2005. Our capital position remains strong and we have significant excess liquidity and capacity under our credit facilities." At March 31, 2003, the Company had $1.5 billion outstanding under its five primary credit facilities, which total $2.7 billion in committed capacity.

        Consistent with the Securities and Exchange Commission's Regulation FD and the newly adopted Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. For fiscal year 2003, the Company currently continues to expect adjusted earnings per diluted common share of $3.22-$3.28. iStar Financial also expects adjusted earnings per diluted common share for the second quarter of $0.79-$0.80. iStar Financial expects GAAP earnings per diluted common share of $2.34-$2.44 for 2003. The Company also expects GAAP earnings per diluted common share for the second quarter of $0.57-$0.59. Ms. Rice added, "Our 2003 earnings guidance assumes net asset growth of $800 million to $1 billion, consistent with our prior expectations."

        Ms. Rice continued, "Beginning this quarter, in accordance with Reg. G, we are communicating GAAP EPS guidance in addition to adjusted earnings. As a commercial finance company that focuses on real estate lending and credit tenant leasing, we believe that adjusted earnings more closely approximates operating cash flow as a performance measure. The principal difference between GAAP EPS and adjusted EPS is non-cash depreciation and amortization. Because we are required to depreciate our owned corporate tenant lease assets, changes in the mix of our origination volume between structured finance assets and corporate tenant leases, which otherwise does not have a significant impact on adjusted earnings, results in more GAAP EPS volatility. For this reason, our GAAP EPS guidance has a wider range than our adjusted EPS guidance."

Risk Management

        At March 31, 2003, first mortgages, participation in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 88.2% of the Company's asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 27.2% and 69.2%, respectively. The weighted average debt service coverage for all structured finance assets, based on actual 2002 collateral cash flow and interest rates, was 2.1x at March 31, 2003.

        At quarter end, the Company's corporate tenant lease assets were 95.8% leased with a weighted average remaining lease term of 9.4 years. Corporate tenant lease expirations for the remainder of 2003 represent 2.2% of annualized total revenue for first quarter 2003. At quarter end, 89.7% of the Company's corporate lease customers were public companies (or subsidiaries of public companies).

        The Company establishes loss reserves based on a quarterly bottom-up review of each of its assets, as well as using top-down guidance from industry-wide loss data and market trends. On a quarterly basis, the Company conducts a comprehensive credit review, resulting in an individual risk rating assigned to each asset. Attendance at the quarterly review sessions is mandatory for each of the Company's professional employees. These quarterly meetings are designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an "early warning" system.

        In prior periods, the Company had assigned a single risk rating to each of its structured finance assets that implicitly represented the Company's evaluation of the risk of loss of principal and the performance of the asset compared to the Company's original underwriting. For first quarter 2003, the Company assigned two separate quarterly risk ratings to its structured finance assets using a "one" to "five" scale. The Company assigned a rating representing the Company's evaluation of the risk of principal loss, and a rating representing performance compared to original underwriting. For risk of principal loss, a "one" indicates no expected principal loss in any foreseeable scenario, a "two" indicates no expected principal loss in all but extreme scenarios, a "three" indicates no expected principal loss in all reasonably foreseeable scenarios, a "four" indicates a possible risk of principal loss in at least one reasonably foreseeable scenario, and a "five" indicates a possible risk of principal loss in more than one reasonably foreseeable scenario. For performance compared to original underwriting, a "one" indicates performance well above our underwriting, a "two" signifies performance above our underwriting, a "three" represents performance in line with our underwriting, a "four" indicates performance below our underwriting, and a "five" means performance is well below our underwriting.

        Corporate tenant lease risk ratings reflect our assessment of the quality and longevity of the cash flow yield from the asset. A "one" indicates superior credit quality and longevity, a "two" signifies better than average credit quality and longevity, a "three" represents an average rating, a "four" indicates below average credit quality or longevity, and a "five" denotes poor credit quality or longevity.

        Assets with risk ratings of "four" and "five" indicate management time and attention is required, and a "five" rating denotes a potential problem asset. In addition to the ratings system, the Company maintains a "watch list" of assets that require highly proactive asset management.

        Based upon the Company's first quarter 2003 review, the weighted average risk ratings of the Company's structured finance assets was 2.54 and 2.95 for risk of principal loss and performance compared to original underwriting, respectively. The average of these ratings at March 31, 2003 was 2.75, compared to last quarter's rating of 2.75. The weighted average risk rating for corporate tenant lease assets at the end of the first quarter remained unchanged from the prior quarter's rating of 2.76.

        For the first quarter, the Company added one loan to its credit watch list. The Company now has five loans and two corporate tenant lease assets on the list, with a combined book value of $115.2 million as of March 31, 2003, up from $107.6 million at December 31, 2002. The Company is currently comfortable that it has adequate collateral to support the book value for each of the watch list assets.

        At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 5.97% of the gross book value of the Company's loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.35% of the gross book value of the Company's corporate tenant lease assets at quarter end. As of March 31, 2003, the Company had three assets on non-accrual status with an aggregate gross book value of $11.1 million, or 0.2% of the gross book value of the Company's investments. Each of the Company's three non-accrual assets continues to pay as agreed.

        Timothy J. O'Connor, iStar Financial's chief operating officer, stated, "Our asset quality continues to remain strong through the weak economic and commercial real estate environment, and our proactive risk management, diverse asset base and asset-specific reserves have served us well during this period. By providing two risk ratings for our structured finance assets for this quarter and going forward, we are seeking to provide more visibility into the two separate factors that were historically implicitly incorporated into a single risk rating. Together, the two structured finance risk ratings show the security and stability of our position in our borrowers' capital structures, which protects us from principal loss even when the macroeconomic environment and real estate fundamentals are weak."

Other Developments

        On April 1, 2003, iStar Financial increased its regular quarterly cash dividend 5.2% to $0.6625 per common share for the quarter ended March 31, 2003. The first quarter 2003 dividend is payable on April 29, 2003 to holders of record on April 15, 2003.

        The Company will host its annual meeting of shareholders at the Sofitel Hotel, located at 45 West 44 th Street, New York, New York, 10036 on Tuesday, June 3, 2003 at 8:30 a.m. local time. All shareholders are cordially invited to attend.

*    *    *

        iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

        iStar Financial will hold a quarterly earnings conference call at 11:00 a.m. ET today, April 24, 2003. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial's website, www.istarfinancial.com, under the "investor relations" section. To listen to the live call, please go to the website's "investor relations" section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.'s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.'s SEC reports.)

Financial Tables to Follow

iStar Financial Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
Interest income	$73,427	$55,876
Operating lease income	65,524	54,975
Other income	4,329	8,725

Total revenue	143,280	119,576
Costs and expenses:
Interest expense	47,980	41,689
Operating costs—corporate tenant lease assets	3,863	3,021
Depreciation and amortization	13,272	10,584
General and administrative	7,681	6,617
General and administrative—stock-based compensation expense	823	911
Provision for loan losses	1,750	1,750

Total costs and expenses	75,369	64,572
Net income before other items	67,911	55,004
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries	(58)	797
Minority interest in consolidated entities	(39)	(40)
(Loss) income from discontinued operations	(125)	1,350
Gain from discontinued operations	264	—

Net income	67,953	57,111
Preferred dividends	(9,227)	(9,227)

Net income allocable to common shareholders and HPU holders	$58,726	$47,884

Net income per common share:(1)
Basic	$0.59	$0.55
Diluted	$0.58	$0.53
Weighted average common shares outstanding:
Basic	98,472	87,724
Diluted	101,285	89,691

(1)
For the three months ended March 31, 2003, net income per basic and diluted common share excludes $485 and $472 of net income allocable to HPU holders, respectively.

iStar Financial Inc.
Reconciliation of Adjusted Earnings to GAAP Net Income
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2003	2002
ADJUSTED EARNINGS:(1)
Net income	$67,953	$57,111
Add: Joint venture income	249	249
Add: Depreciation	13,272	10,653
Add: Joint venture depreciation and amortization	1,012	1,217
Add: Amortization	6,451	5,735
Less: Preferred dividends	(9,227)	(9,227)
Less: (Gain) from discontinued operations	(264)	—

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$79,197	$65,489
Diluted	$79,446	$65,738
Adjusted earnings per common share:(2)
Basic	$0.80	$0.75
Diluted	$0.78	$0.73
Weighted average common shares outstanding:
Basic	98,472	87,724
Diluted	101,582	90,063
Common shares outstanding at end of period:
Basic	99,074	88,417
Diluted	102,185	90,690

(1)
Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is this measure indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. It should be noted that the Company's manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)
For the three months ended March 31, 2003, adjusted earnings per basic and diluted common share excludes $654 and $636 of adjusted earnings allocable to HPU holders, respectively.

iStar Financial Inc.
Consolidated Balance Sheets
(In thousands)

	As of March 31, 2003	As of December 31, 2002
	(unaudited)
ASSETS
Loans and other lending investments, net	$3,247,631	$3,050,342
Corporate tenant lease assets, net	2,338,456	2,291,805
Investments in and advances to joint ventures and unconsolidated subsidiaries	30,343	30,611
Assets held for sale	24,800	28,501
Cash and cash equivalents	13,275	15,934
Restricted cash	45,442	40,211
Accrued interest and operating lease income receivable	26,112	26,804
Deferred operating lease income receivable	40,328	36,739
Deferred expenses and other assets	107,972	90,750

Total assets	$5,874,359	$5,611,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and other liabilities	$98,864	$117,001
Dividends payable	5,225	5,225
Debt obligations:
Unsecured senior notes	615,777	617,317
Unsecured revolving credit facilities	—	—
Secured revolving credit facilities	1,501,827	1,273,754
Secured term loans	680,704	682,615
iStar Asset Receivables secured notes	816,338	871,943
Other debt obligations	40,357	15,961

Total liabilities	$3,759,092	$3,583,816
Minority interest	2,580	2,581
Shareholders' equity	2,112,687	2,025,300

Total liabilities and shareholders' equity	$5,874,359	$5,611,697

 iStar Financial Inc.
Supplemental Information
(In thousands)
(unaudited)

Three Months Ended March 31, 2003
PERFORMANCE STATISTICS
Return on Average Book Assets
Adjusted basic earnings allocable to common shareholders and HPU holders(1)	$79,197
Plus: Preferred dividends	9,227

Adjusted basic earnings before preferred dividends	$88,424
Adjusted basic earnings before preferred dividends—annualized(A)	$353,696
Average total book assets(B)	$5,743,028
Return on average book assets(A)/(B)	6.2%

Return on Average Common Book Equity
Adjusted basic earnings allocable to common shareholders and HPU holders(1)	$79,197
Adjusted basic earnings allocable to common shareholders and HPU holders—annualized(C)	$316,788
Average total book equity	$2,068,993
Less: Book value of preferred equity	(382,000)

Average common book equity(D)	$1,686,993
Return on average common book equity(C)/(D)	18.8%

Efficiency Ratio
General & administrative expenses	$7,681
Plus: General and administrative—stock-based compensation	823

Total corporate overhead(E)	$8,504
Total revenue(F)	$143,280
Efficiency ratio(E)/(F)	5.9%

CREDIT STATISTICS
Book Debt/Equity
Book Debt(A)	$3,655,003
Total Book Equity(B)	$2,112,687
Book Debt/Book Equity(A)/(B)	1.7x

(1)
Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is this measure indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. It should be noted that the Company's manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

Three Months Ended March 31, 2003
Interest Coverage
EBITDA(1)(A)	$129,105
GAAP interest expense (B)	$47,980
EBITDA/GAAP interest expense(A)/(B)	2.7x

Fixed Charge Coverage
EBITDA(1)(C)	$129,105
GAAP interest expense	$47,980
Plus: preferred dividends	9,227

Total GAAP interest expense and preferred dividends(D)	$57,207
EBITDA/GAAP interest expense and preferred dividends(C)/(D)	2.3x

Ratio of earnings to fixed charges	2.4x

Ratio of earnings to fixed charges and preferred stock dividends	2.1x

RECONCILIATION OF EBITDA TO TOTAL REVENUE
Total revenue	$143,280
Plus: Equity in earnings from joint ventures and unconsolidated subsidiaries	(58)
Less: General and administrative	7,681
Less: General and administrative-stock-based compensation	823
Less: Provision for loan losses	1,750
Less: Operating cost-corporate tenant lease assets	3,863

EBITDA	$129,105

(1)
EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is this measure indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. It should be noted that the Company's manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.
Supplemental Information
(In millions)
(unaudited)

FINANCING VOLUME SUMMARY STATISTICS
Three Months Ended March 31, 2003

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$76,324	$213,400	$289,724	$57,463
Weighted average GAAP yield	12.15%	7.01%	8.36%	8.91%
Weighted average all-in spread/margin (basis points)(1)	+886	+568	—	+465
Weighted average first $ loan-to-value ratio	49.9%	11.9%	21.9%	—
Weighted average last $ loan-to-value ratio	67.9%	66.5%	66.8%	—
UNFUNDED COMMITMENTS
Number of loans with unfunded commitments				12
Discretionary commitments				$77,225
Non-discretionary commitments				100,617

Total unfunded commitments				$177,842

Estimated weighted average funding period	Approximately 1.5 years

RECONCILIATION OF DILUTED ADJUSTED EPS
GUIDANCE TO GAAP DILUTED EPS GUIDANCE(2)

	Three Months Ended June 30, 2003	Year Ended December 31, 2003
GAAP earnings per diluted common share guidance	$0.57-$0.59	$2.34-$2.44
Add: Depreciation and amortization per diluted common share	$0.21-$0.22	$0.84-$0.88

Adjusted earnings per diluted common share guidance	$0.79-$0.80	$3.22-$3.28

(1)
Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

(2)
Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is this measure indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. It should be noted that the Company's manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.
Supplemental Information
(In millions)
(unaudited)

PORTFOLIO STATISTICS AS OF MARCH 31, 2003(1)
Security Type	$	%

Corporate Tenant Leases	$2,534	43.6%
First Mortgages(2)	2,174	37.4
Corporate/Partnership Loans/Other	802	13.8
Second Mortgages	302	5.2

Total	$5,812	100.0%

Collateral Type	$	%

Office (CTL)	$1,577	27.1%
Office (Lending)	1,136	19.5
Industrial/R&D	865	14.9
Hotel (Lending)	696	12.0
Other	432	7.5
Apartment/Residential	287	4.9
Hotel (Investment-Grade CTL)	271	4.7
Retail	235	4.0
Mixed Use/Mixed Collateral	174	3.0
Conference Center	139	2.4

Total	$5,812	100.0%

Product Line	$	%

Corporate Tenant Leasing	$2,534	43.6%
Structured Finance	1,642	28.3
Corporate Finance	747	12.8
Loan Acquisition	481	8.3
Portfolio Finance	408	7.0

Total	$5,812	100.0%

Collateral Location	$	%

West	$1,597	27.5%
Northeast	1,192	20.5
South	666	11.5
Southeast	654	11.3
Mid-Atlantic	632	10.9
Central	462	7.9
North Central	258	4.4
Northwest	191	3.3
Southwest	84	1.4
Various	76	1.3

Total	$5,812	100.0%

(1)
Figures presented prior to loan loss reserves and accumulated depreciation.

(2)
Includes junior participation interests in first mortgages.

QuickLinks

  Exhibit 99.1
iStar Financial Inc. Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
iStar Financial Inc. Reconciliation of Adjusted Earnings to GAAP Net Income (In thousands, except per share amounts) (unaudited)
iStar Financial Inc. Consolidated Balance Sheets (In thousands)
iStar Financial Inc. Supplemental Information (In thousands) (unaudited)
iStar Financial Inc. Supplemental Information (In millions) (unaudited)
iStar Financial Inc. Supplemental Information (In millions) (unaudited)